UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 31, 2013

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
30 CORPORATE DRIVE, SUITE 200
BURLINGTON, MASSACHUSETTS 01803-4238
(Address of principal executive offices) (Zip Code)
(781) 270-1200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02(b)	Departure of Principal Financial Officer.
On July 31, 2013, Frederic M. Burditt announced that he will be retiring as our Vice President and Chief Financial Officer. Mr. Burditt will remain in his position until his successor has been identified and joins the Company (the “Retirement Date”). Mr. Burditt has served as the Company's Chief Financial Officer since February 2008.

Item 5.02(e)	Entry into a Material Contract with Principal Financial Officer.
In connection with Mr. Burditt's announced retirement plans, we have entered into an Agreement (the “Agreement”) with Mr. Burditt which provides certain benefits to Mr. Burditt. The purpose of the Agreement is to ensure a smooth transition to Mr. Burditt's successor (once a successor has been identified) and to recognize Mr. Burditt for his valuable service to the Company. More specifically, provided that Mr. Burditt continues to satisfactorily perform his duties, facilitates a smooth transition to his successor, and does not, without Company consent, voluntarily terminate his employment with the Company prior to the transition to his successor, and provided that Mr. Burditt's employment is not otherwise terminated by the Company prior to such date “for cause” as defined in the Agreement, Mr. Burditt will be entitled to the following benefits to which he would not otherwise be entitled:

•	Mr. Burditt shall receive continuation pay for a period of twelve months from the cessation of his employment at his current annual base salary of $350,893.

•
Mr. Burditt shall receive a one-time payment equal to a pro-rata (based on the portion of 2013 for which he is employed by the Company) amount of the bonus that he would have received pursuant to the terms and conditions of the Company's 2013 Short-Term Incentive Plan (the “Bonus Plan”) if he were employed by the Company on the date such bonus is determined and paid. Under the terms of the Bonus Plan, Mr. Burditt's target bonus is 55% of his current base salary of $350,893. Payout under the Bonus Plan can range from 0% to 200% of target depending upon the Company's achievement against certain financial goals previously established by the Compensation Committee of the Board of Directors; as such, the value of this benefit to Mr. Burditt potentially ranges from $0 to $385,982.

•	Mr. Burditt shall receive an additional lump sum bonus payment equal to $205,000.

•
For a period of twelve months from the cessation of his employment with the Company, if Mr. Burditt elects to continue health insurance coverage under COBRA, the Company shall continue to pay the share of the premium for such coverage that the Company is paying during such period for active and similarly situated employees who receive the same type of coverage.

•	Vesting of certain stock option and restricted stock unit awards (RSUs) previously granted to Mr. Burditt shall be accelerated as follows:

Award Date	Nature of Award	#Options / RSUs	Exercise Price ($)	Original Vesting / Exercise Date	Accelerated Vesting / Exercise Date
2/28/2011	Stock Options	8,203	39.00	2/28/2014	Retirement Date
3/5/2012	Stock Options	2,911	32.76	3/5/2014	Retirement Date
2/28/2011	RSUs	1,212	N/A	2/28/2014	Retirement Date
3/5/2012	RSUs	1,259	N/A	3/5/2014	Retirement Date
3/4/2013	RSUs	1,528	N/A	3/4/2014	Retirement Date

In consideration of the benefits extended to Mr. Burditt under the Agreement, Mr. Burditt will be obligated to refrain for a two-year period (i) from providing services to or otherwise having a material ownership interest in any business that competes with the Company and (ii) soliciting for employment any Company employees.

Item 7.01	Regulation FD Disclosure
On August 1, 2013, the Company issued a press release announcing the retirement of Mr. Burditt as our Vice President and Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered "filed" under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	CIRCOR International, Inc Press Release dated August 1, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 5, 2013	CIRCOR INTERNATIONAL, INC.
/s/ Alan J. Glass
	By:	Alan J. Glass
Vice President, General Counsel and Secretary